Exhibit 99.1

FOR IMMEDIATE RELEASE

June 18, 2025

Darling Ingredients Inc. announces pricing of offering of €750 million of senior notes due 2032 by Darling Global Finance B.V.

IRVING, TEXAS, June 18, 2025 –– Darling Ingredients Inc. (NYSE: DAR) (“Darling” or the “Company”), the world’s leading company turning food waste into sustainable products and producer of renewable energy, today announced the pricing of an offering of €750 million in aggregate principal amount of 4.5% senior notes due 2032 (the “notes”). The notes will be issued by Darling Global Finance B.V. (the “Issuer”), an indirect, wholly owned subsidiary of the Company incorporated under the laws of The Netherlands. The offering is expected to close on or about June 24, 2025, subject to the satisfaction of customary closing conditions.

The notes will be guaranteed by the Company and the Company’s restricted subsidiaries that will be borrowers under or that will guarantee the Company’s senior secured credit facilities under the proposed Third Amended and Restated Credit Agreement, other than foreign subsidiaries, receivables entities and certain other subsidiaries. The Company intends to use the proceeds from the offering of the notes, together with the drawings under the proposed senior secured credit facilities, to (i) redeem the Issuer’s €515.0 million principal amount of the 3.625% Senior Notes due 2026 and repay certain of the Company’s existing senior secured credit facilities; and (ii) pay costs, fees and expenses related to the refinancing, including the issuance discount for the initial purchasers.

The notes and related guarantees will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the notes and related guarantees were offered in the United States only to persons reasonably believed to be “qualified institutional buyers” in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

“The proceeds from the offering of the notes will be used to fully repay our outstanding Euro notes and some of the outstanding debt under our existing credit agreement,” said Randall C. Stuewe, Chairman and Chief Executive Officer. “By refinancing and upsizing our Euro notes at this time, we are able to maintain our blended cost of debt at current levels, while extending the term of the notes for another seven years.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes and related guarantees, nor shall there be any offer to sell, solicitation of an offer to buy or sale of the notes and related guarantees, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Darling

A pioneer in circularity, Darling Ingredients Inc. takes material from the animal agriculture and food industries, and transforms them into valuable ingredients that nourish people, feed animals and crops, and fuel the world with renewable energy. The company operates over 260 facilities in more than 15 countries and processes about 15% of the world’s animal agricultural by-products, produces about 30% of the world’s collagen (both gelatin and hydrolyzed collagen), and is one of the largest producers of renewable energy. To learn more, visit darlingii.com.

Cautionary Statements Regarding Forward-Looking Information:

This announcement includes “forward-looking statements,” which include information concerning potential refinancing transactions that the Company may enter into and other information that is not historical information. When used in this press release, the words “expected,” “intends” and “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties, many of which are outside of Darling’s control, that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. These include factors that could preclude the Company from closing the proposed refinancing transactions or realizing the anticipated benefits of the proposed refinancing transactions such as changes in interest rates and the effect of hedging on the cost of our floating rate debt, the entry into an amended and restated credit agreement for the proposed senior secured credit facilities. Other risk factors include those that are discussed in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For More Information, contact:

Investors: Suann Guthrie, Senior Vice President, Investor Relations, Sustainability & Communications

Suann.Guthrie@darlingii.com

(469) 214-8202

Media: Jillian Fleming, Director, Global Communications

Jillian.Fleming@darlingii.com

(972) 541-7115